NSK Corporation/Adept Technology
                  Robot Module Purchase and Service Agreement

This agreement between Adept Technology, Incorporated (hereinafter referred to as "ADEPT") and NSK Corporation (hereinafter referred to as "NSK") is entered into this agreement for the purpose of providing sales of NSK Robot Modules through ADEPT'S sales and marketing capabilities. NSK and ADEPT agree that the following provisions shall govern the mutually beneficial relationship between NSK and ADEPT.

1.   Purpose and Scope of Agreement

1.1 This agreement, along with the terms and conditions printed on ADEPT'S purchase orders and NSK's acknowledgement forms that do not conflict with one another, set forth the conditions for purchase of items and quantities. Should there be any conflict between purchase order and or acknowledgement forms this document shall be paramount.

2.   Product Specification and Technical Information

2.1  Product Specification

NSK will sell to ADEPT "Robot Modules" (hereinafter referred to as MODULES) which meet a mutually agreed upon specification in the NSK product specification manual. If changes are required to the product specifications referenced in this agreement during the course of the business relationship, both parties must approve the requirements and changes in writing to be made before they are incorporated into the product sold to ADEPT. NSK agrees that all MODULES sold to ADEPT will meet the most current effective revision of the product specifications approved by both parties and be compatible in form, fit and function including spare parts.

2.2  Technical Support

NSK will provide an on-site NSK engineer, currently Mr. Morita, to train ADEPT personnel. Mr. Morita will be the technical liaison between NSK (USA) and T-NSK (Japan). NSK and ADEPT agree that from time to time the NSK Engineer may be changed at the discretion Of NSK. however, a replacement Engineer will be provided of equal skill and competence. NSK agrees to give ADEPT sixty (60) days notice of any such change.


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3.0  Pricing and Payment

3.1  Pricing

The prices applicable to the product purchased under this agreement shall be set forth in the attached PRICE SCHEDULE. Pricing shall be in U.S. dollars for a minimum quantity of 40 axis for calendar 1994 and a minimum quantity of 1050 axis for calendar 1995. Pricing may be renegotiated to take into account cost changes due to: improvement of production processes. labor costs, material costs, currency fluctuations, price increases by competitors and governmental actions. Price is based on a rate of 105 Yen per one U.S. dollar. Yen changes of plus or minus 10% may be renegotiated.

3.2  Pricing Schedule

Proposed changes in prices will be reviewed quarterly and must be communicated to Adept at least ninety (90) days prior to intended effective date. A release against the new price schedule shall be applicable to all shipments ninety (90) days after effective date on new price schedule.

3.3  Payment Terms

Invoicing shall be on a per shipment basis and shall become due and payable one hundred-twenty (120) days from the date of invoice. A total of eight (8) demonstration units will become payable one hundred and eighty (180) days from invoice date. Spare parts will become payable one hundred-twenty (120) days from invoice date. If additional demonstration units are ordered, exceeding the eight mentioned, payments will be due one hundred-twenty (120) days from invoice date.

4.0  Lead Times, Forecasts, Purchase Orders, Delivery Schedules

4.1  Lead Times

NSK shall offer a lead time of eight (8) weeks by boat for delivery of standard product. Non-standard product will be subject to availability. NSK will incur additional freight charges to fulfill promised ship dates. ADEPT will incur additional freight charges if drop shipments are required before NSK promise date. NSK will use its best efforts to expedite particular orders where ADEPT'S ability to make a sale is based on quick delivery. Initial stocking order is subject to availability. NSK will make best efforts to provide quick service to the customer to promote the mutual success of both parties.

4.2  Forecast

ADEPT will provide to NSK a twelve (12) month rolling forecast via facsimile from Purchasing Agent and will be updated every master schedule change. The forecast and revised forecast provided to NSK by ADEPT will be ADEPT'S best efforts but shall not be a binding obligation to place orders in accordance with its forecast. Only actual signed Adept Purchase Orders shall be considered as the purchasing commitment.

4.3  Purchase Orders


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Only actual signed Adept  Purchase  Orders shall be considered as the purchasing commitment. NSK shall acknowledge, within forty-eight (48) hours exclusive of weekends and holidays via fax, all purchase orders. Adept will issue release orders via fax against open purchase orders. Adept will issue open Purchase Orders for an approximate period of six (6) to twelve (12) months for stocking
inventory.   ADEPT  will  periodically  issue  Purchase  Orders  for  drop  ship requirements. Every week Adept will issue an Order Release (Ship Schedule) via facsimile against the Open Purchase Order.

4.4  Shipment Schedule

Adept will issue an Order Release Schedule against the Open Purchase Order (hereafter known as Ship Schedule) via facsimile commencing the 10th of each month that will specify monthly Production Shipment delivery quantities for the next six (6) months of which the first thirty (30) days are firm. The balance of the schedule may be adjusted based on the following matrix.

               Month           Lead-time       Upside  Downside
               Current         0-30 days       Frozen  Frozen
               +1              31-60 days      20%     20%
               +2              61-90 days      50%     50%
               +3 or more      91-180 days     100%    100%

4.5  Stocking Location and Stocking Levels

Adept will be the primary stocking entity and will be responsible for shipments to the end user. NSK will have supplementary inventory in Cerritos, CA, to support ADEPT's stocking levels. Each location will have a minimum of two weeks shipping requirements of modules and a two (2) weeks of safety stock available and ready for shipment within 24 hour notice. NSK will provide drop ship services when it promotes our mutual success.

4.6  Deliveries

Delivery quantities to be made on a weekly system are scheduled and supplied by ADEPT'S Agent via fax or phone call. NSK shall deliver to ADEPT or ADEPT'S Customers in accordance with delivery schedule set forth in weekly fax. NSK shall not deliver product in advance of ADEPT'S required delivery without prior written approval. When earlier deliveries are made, ADEPT may elect to return the item at NSK's expense.

4.7  Shipments

All product shall be shipped FOB NSK U.S. facilities. Shipments will be made to ADEPT'S Standard Shipping specification. From time to time it may be necessary to modify shipments by mutual agreement of both parties. NSK agrees to provide weekly shipments as requested by ADEPT. Title and Risk of loss shall pass to ADEPT at the FOB ship Point, notwithstanding any failure of notification to ship any non-conformity MODULES. NSK will ship to ADEPT'S customer when it promotes our mutual success at ADEPT'S expense.


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4.8  Returns

NSK will allow a one-time mass return of the NSK styled MODULES and related products in unused and saleable condition. In return for this service, ADEPT agrees to place an offsetting order for equal to or greater than the return amount.

5.0  Warranty

5.1  Product Warranty

NSK warrants that the Robot MODULES sold to ADEPT will conform to NSK specification and be free of manufacturing defects for a period of eighteen (18) months from ship date. NSK specifically disclaims the implied warranties of merchantability and fitness for a particular purpose.

5.2  Warranty Obligation

NSK's warranty obligation will be limited to provide at no charge to ADEPT, an exchange or replacement part within two (2) working days for any standard field replacement part or subassembly found to be defective by ADEPT and NSK during the warranty period. ADEPT will return or scrap defective part or subassembly at NSK's direction. NSK will pay the cost of transportation in both directions for the defective parts. NSK will not under any circumstances be liable for personal injury and or consequential damages or lost profits that may arise from breach of this express warranty.

5.3  Defect

To the extent that the defects are substantial (over 5% of the MODULES shipped in the prior three (3) months or require more than four (4) man hours per unit to repair) per ADEPT and NSK agreement. ADEPT will return the product to NSK for repair or replacement at NSK's expense including labor and transportation both ways.

5.4  Training

Maintenance and repair training to ADEPT personnel and any third party whom ADEPT contracts to service the Robot MODULE will be provided by an on-site NSK engineer (currently Mr. Morita) for a period of one (1) year. If training is held at an ADEPT customer site, ADEPT will reimburse NSK for expenses incurred to provide such training. Additional time may be agreed to by both parties should it be necessary at the conclusion of the initial one (1) year time period. Should Adept desire to use a third party contractor for service a confidentiality agreement running to the benefit of Adept and NSK must be signed prior to any third party service.

5.5  Dead On Arrival (DOA) and Infant Mortality Performance

MODULES parts and replacement parts DOA and infant mortality rates for 18 months must be 1% except for abnormal transportation damage. The system and its packaging must be able to withstand normal industry shipping (air, rail, and


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truck) requirements for vibration,  shock,  temperature and humidity. If DOA and infant mortality rates exceed 1%. ADEPT may claim labor expense at cost (includes labor, travel and per diem expenses) from NSK. A notification of DOA in writing must reach NSK within five (5) working days after the date of cargo arrival at the customer's site. ADEPT judges the DOA and Infant mortality performance as non-functional MODULES or replacement parts when arrived at ADEPT or products not performing per stated specification.

5.6  Replacement Parts

All replacement parts for components within the warranty period shall carry the remaining express warranty time period. Replacement parts for components out of the warranty period will have a 12 month repair warranty period.

6.1  Replacement Parts

All spare or replacement parts required for the MODULE sold to ADEPT shall be listed in the PRICE SCHEDULE. Prices for out-of-warranty and spare parts purchased by ADEPT shall be listed and updated in the PRICE SCHEDULE in the same manner as product prices as outlined in Section 3 of this agreement. All spares must be fully tested and run as per NSK specification manuals.

6.2  Replacement Parts Stock Levels

ADEPT agrees to maintain a level of replacement parts which will allow it to ship emergency spare units. NSK agrees to maintain a level of stock of spare and replacement parts which will allow it to ship emergency replacements of any part within one (1) working day of notification via FAX. NSK will drop ship emergency requirements to ADEPT'S customer at ADEPT'S expense.

ADEPT will use its best efforts to advise and encourage their customers to maintain an adequate level of replacement parts (spares) to support their installed base of ADEPT equipment.

6.3  Part Revision Control

NSK agrees to maintain records of the revision levels for all parts and relate the part revision level to the serial numbers of all MODULES which it ships to ADEPT. These records are to be sent monthly to ADEPT with the latest updates.

NSK shall also keep ADEPT informed at all times of cases where the most current revisions of any part cannot be used to replace a prior revision level of the same part. When these cases exist. NSK will stock sufficient quantities of prior revision level parts to meet any future repair requirements for MODULES in the field for a required eight (8) years. Both parties shall discuss the update of prior revision spare parts in ADEPT inventory which shall be returned to NSK upon agreement.


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6.4  Re-manufactured Parts Usage

Only new parts will be employed in new MODULES and spares

6.6  Spare Part Packaging

All MODULES and spare parts will be individually packaged and in a manner to prevent any normal shipping damage and allow safe storage and handling of the individual parts in the unopened package. All MODULES and spare or replacement parts must have exterior markings in English which clearly show quantity, ADEPT'S part number, revision level, and whether the spare part is "new" or "used" (usable only for warranty and non-warranty replacement.)

6.7  Packaging Labeling

NSK will create packaging having external labeling that conforms to applicable law and trademark and marketing identification requirements established by ADEPT. This is particularly important given the plan to ship direct from NSK's stocking locations to ADEPT'S customers.

All electric components must be adequately packaged to prevent (E.S.D.) and/or humidity damage consistent with the shipping and storage methods.

7.0  Product Changes Management

NSK agrees to maintain and provide notification to ADEPT of revision level to the serial numbers of all product that it ships to ADEPT. NSK will keep ADEPT informed at all times of cases where the most current revisions of any part cannot be used to replace a prior revision level of the same part. When these cases exist, NSK will stock sufficient quantities of prior revision level parts to meet any future repair requirements for MODULES in the field. Should NSK make a revision to a part and the new revision part is a retrofit to previous revisions. ADEPT may return any prior revision spare parts in ADEPT'S inventory, which the new revision will replace, to NSK for replacement with the new revision part. This will minimize revisions of parts which ADEPT must stock as spares and allow only the most current revision to be inventoried.

All changes are to be fully downward and upward compatible. If for any reason compatibility is not possible, the impact to ADEPT'S customer base must be assessed and is subject to ADEPT'S approval. ADEPT will expect that all spares will be upgraded within six (6) months through a recycle program and all other parts must be upgraded and/or replaced upon failure. All revisions will be at NSK's cost.

8.   Obsolescence

8.1  Support Service

For all MODULES sold to ADEPT under this agreement, NSK agrees to support service and parts replacement for at least eight (8) years after notification to ADEPT of product discontinuance.


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8.2  Obsolescence Agreement

NSK agrees to obtain ADEPT'S concurrence on the obsolescence on any product and/or part covered by this agreement. If concurrence can not be reached, NSK agrees to maintain production of the subject product and/or part for eighteen
(18) months from notification.

9.   Documentation

9.1  Documentation

NSK will provide manuscript, technical illustrations in fully converted English for all MODULES sold to ADEPT for incorporation into ADEPT'S user and service manuals at no cost. NSK grants ADEPT the right to reproduce the documentation for sales, service literature and manuals. Documentation will be provided in the form of electronic copy in eighty-eight megabyte magneto-optical disk in Page Maker 4.0 format.

10.  Inspection and Testing

10.1 Testing

NSK products will perform to printed NSK catalog specification. If additional testing is needed, NSK and ADEPT will come to a mutual agreement.

10.2 Inspection

ADEPT shall have the right to periodically inspect NSK's production process for MODULES sold to ADEPT at NSK's facility as required with reasonable notice before any visit. ADEPT shall retain the right to final test and acceptance of any product before it is shipped from NSK's facility. A non-disclosure and confidentiality agreement will be required to be signed by authorized ADEPT personnel.

10.3 Quality Data

This issue has yet to be resolved and should be deleted from this agreement. NSK will try to comply with ADEPT'S questions concerning quality issues but NSK does not have a formal quality response system in existence at this time.

10.4 Conformal Agency Approvals

For the MODULES acquired by ADEPT, NSK must maintain the relevant product, design and manufacturing operations in full compliance with all appropriate safety and standards requirements.

11.1 Indemnity

NSK will defend at its expense any claim or suit brought against ADEPT, or any ADEPT customer using MODULES originally manufactured by NSK, based on claim that the use of any product delivered constitute an infringement of a patent, copyright, or any other intellectual property right issued by a country in which ADEPT does business.


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NSK will indemnify ADEPT and ADEPT's customers from any costs,  damages and fees finally awarded against ADEPT in an action attributable to such a claim, including any legal fees incurred by ADEPT to defend itself.

To the extent that NSK decides to procure a license for ADEPT or ADEPT'S customer to continue use of the product at some cost to NSK, this cost will not be borne in any way by ADEPT for any product received through the time NSK notified ADEPT of this cost and no purchase orders outstanding will be affected by a price increase due to this cost. Additionally, at the time NSK notifies ADEPT that due to this additional cost future pricing will be increased. ADEPT shall notify NSK of all outstanding quotations which ADEPT is obligated to and NSK will not pass this cost on to any product sold under the named outstanding quotations.

12.1 Confidentiality

Each party acknowledges that, in the course of the performance of this agreement, it may obtain information relating to the other party. its business, and MODULES that is of confidential and proprietary nature (hereinafter referred to as "Proprietary Information").

Proprietary Information will be identified by written notification by either party to the other, prior to disclosure. Each party agrees to treat the other party's Proprietary Information in a manner similar to how it treats its own Proprietary Information during the initial term and any renewal terms of this agreement and for three (3) years after its expiration or sooner termination, and will not divulge the Proprietary Information to third parties or people within its company who do not have a need to know without the express written permission of the party making the claim of Proprietary Information.

12.2 Propriety

Obligations to protect the others Proprietary Information shall not apply to the extent such information: (a) was in the recipient parties lawful and unrestricted possession prior to disclosure by the other party as evidenced by written records; (b) is generally available to the public; (c) has been received lawfully and in good faith by either party, from a third party who did not derive it from the disclosing party; or (d) is independently developed by the recipient without reference to the Proprietary Information and without violation of any confidentiality restriction, or divulged to a third party through due process of 1aw.

12.3 Non-disclosure

Neither party will disclose the terms or contents of this agreement, including appendixes, to any third party except as mutually agreed, or as required by statute, regulation, or court order.

12.4 Public Disclosure

All public disclosure of any terms of our relationship for publicity or business


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purposes must be approved by both parties prior to  disclosure  unless  required through due process of law. Then the party required to the disclosure shall notify the other party as far in advance as circumstances allow.

13.1 Assignments and Delegations

This agreement shall inure to the benefit and be binding upon the parties and their respective successors and assignees. Neither party shall assign or delegate this agreement or any rights, privileges or obligations under this agreement without the prior written consent of the other party. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation by a party that is part of or incident to the sale or other transfer, whether by sale, merger, consolidation, or other corporate reorganization. All or substantially all of such party's assets and business, so long as the assignees or successor shall be a corporation owning or retaining all or substantially all of such assets and business and shall have assumed all of such party's obligations under this agreement except as the said successors and assignees or their licenser, license, affiliated company complete with the other party.

14.1 Initial Term

The Initial Term of this agreement shall be thirty-six (36) months from and after the Effective Date unless specifically formally contested by either party, this agreement will automatically extend in 12 month increments. This agreement will not extend beyond ten (10) years. Given this agreement is contested by either party, or both hereto shall discuss with each other the extension or expiration of this agreement in good faith six (6) months prior to the above expiration date. If both parties cannot reach agreement, this agreement will expire on said date.

14.3 Termination

Termination shall not relieve NSK of its obligations under sections 5, 6, or 7 of this agreement that deal with warranty and service of MODULES sold to ADEPT prior to the termination of this agreement.

15.1 Force Majeure

Neither party shall be liable for any obligation under this agreement if fulfillment of any such obligation has been delayed, hindered, or prevented by force majeure, including strikes, riots civil commotion or any circumstances beyond the reasonable control of the parties to this agreement, provided that the suspension of fulfillment of any obligation under this agreement shall be limited to the duration necessary for removal of the effects of the force majeure.


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16.1 Law

This agreement shall be governed by and interpreted in accordance with the laws of the State of California, U.S.A. The California state courts of Santa Clara County, California (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California), ADEPT and NSK will work out a fair settlement between the two parties. If one cannot be reached, it will go to arbitration. The parties agree that any arbitration shall be held in the U.S. at a site mutually convenient to both parties. The arbitration shall be pursuant to the rules of commercial arbitration of the American Arbitration Association.

16.2 Fees

Reasonable attorney's fees and costs shall be awarded to the prevailing party in the event of litigation involving the enforcement or interpretation of the agreement.

17   Exclusivity

17.1 Information Disclosure

NSK will not use to its advantage any information disclosed by ADEPT as a result of this purchase and service agreement unless the information is freely and commonly available in the market place.

ADEPT Customer Contact and Business Competitive Restrictions

NSK agrees not to use this supplier relationship as a mean to contact any ADEPT customer without the formal written agreement of ADEPT.

17.2 Territory Exclusivity

NSK agrees that this contract will be the basis to purchase. NSK agrees that this ADEPT has exclusive rights in North America (Canada, United States, and Mexico) to sell Robot MODULE. Exclusivity of Canada and Mexico must be approved by NSK-RHP (Canada) and NSK-MEX (Mexico) through Mr. Kusunoki.

NSK retains the right to sell modules to existing NSK customers who prefer not to purchase from ADEPT. ADEPT agrees that NSK will retain the right to sell and service, under the NSK label, non-U.S. machine builders who import product to North America.

NSK agrees to provide ADEPT incoming leads for MODULES. ADEPT agrees to inform NSK concerning applications deemed non-module compatible but could be addressed by other NSK products.

In return for this exclusivity ADEPT agrees to the following marketing commitment:

     o   Strive for majority of market share in North America


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     o   Produce ADEPT brochures to promote the sales of MODULES

     o Institute direct mail, telemarketing and advertising programs to promote the sales of MODULES

     o   Establish a five person MODULE team to promote MODULES

     o   Establish a technical service hot line

     o   Achieve unit sales described in Section 3.1

     o   Place order for initial stocking quantity to be determined

     o Based on previous meeting and ADEPT'S business plan ADEPT has agreed to spend one million dollars to promote sales of MODULES

18.1 Miscellaneous

This agreement and all notices, reports, documentation, or other communications hereinafter shall be in English language, and in all cases of any conflict between the English version and any translated version of this agreement or any such communication, the English version will govern. Filed notices should be sent to:

        Steve Annen             Brian Lage
        Adept Technology        NSK Corporation
        150 Rose Orchard Way    250 Covington Drive
        San Jose, CA 95134      Bloomingdale, IL 60108
        Ph. (408) 432-6205      Ph. (708) 924-8000
        Fax (408) 432-8707      Fax (708) 924-8197


18.2 Miscellaneous

Failure of either party to enforce any provision of this agreement or waiver by either party of a breach of any provision of this agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

If any provision is held to be invalid or unenforceable, the invalidity shall not affect the validity of the remaining provisions, and the parties agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

19.1 Entire Agreement

This agreement constitutes and expresses the entire agreement and understanding between the parties hereto with respect to all the matters herein referred to. All previous discussion, promises, agreements, memoranda. representations, and understandings relative thereto, if any, had between the parties hereto, are herein merged or superseded. This agreement is deemed signed in Illinois.

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IN WITNESS  WHEREOF the parties  hereto have cause this agreement to be executed in duplicate by their respective duly authorized representatives on the day and year first below written and retained one copy respectively.


ADEPT TECHNOLOGY                          NSK CORPORATION

BY: /s/ Charles ??????                    BY: /s/ ???????
    ----------------------------------        ----------------------------------

TITLE: Senior V.P.                        TITLE: Chairman C.E.O.
       -------------------------------           -------------------------------

DATE: 1/16/95                             DATE: 1/19/95
      --------------------------------          --------------------------------


BY: /s/ ???????                           BY: /s/ ??????
    ----------------------------------        ----------------------------------

TITLE: Linear Modules Business Manager    TITLE: Gen. Manager
       -------------------------------           -------------------------------

DATE: 1/16/95                             DATE: 1/19/95
      --------------------------------         ---------------------------------